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                                                                      EXHIBIT 11

                               CELADON GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS

                                                                         FOR THE THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                         ---------------------------
                                                                           1997               1996
                                                                           ----               ----
PRIMARY:
    Weighted average shares issued.................................     7,750,580        7,864,866
    Weighted average shares in treasury............................      (128,000)          --
    Dilutive effect of options and warrants using the average
      market price under the treasury stock method.................        52,188           19,234
                                                                       ----------        ---------
    Shares used to compute primary earnings per share..............     7,674,768        7,884,100
                                                                       ==========        =========

Net income (loss) attributable to common stockholders..............    $1,359,000         $587,000
Net income per common share........................................        $ 0.17            $0.08
                                                                           ======            =====


                                                                      FOR THE NINE MONTHS ENDED
                                                                              MARCH 31,
                                                                      -------------------------
                                                                      1997                1996
                                                                      ----                ----
PRIMARY:
    Weighted average shares issued.............................     7,750,580        7,921,627
    Weighted average shares in treasury........................      (120,434)          --
    Dilutive effect of options and warrants using the average
      market price under the treasury stock method.............         --              17,048
                                                                    ---------        ---------
    Shares used to compute primary earnings per share..........     7,647,194        7,921,627
                                                                    =========        =========
Net income (loss) attributable to common stockholders..........    $3,530,000       $2,124,000
                                                                   ==========       ==========
Net income per common share....................................      $ 0.46           $ 0.27
                                                                     ======           ======




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